UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2024

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5401 West Kennedy Boulevard, Suite 890

Tampa, Florida 33609

(Address of principal executive offices) (Zip Code)

(813) 553-6680

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PCRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On May 9, 2024, Pacira BioSciences, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Jefferies LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $250.0 million principal amount of its 2.125% Convertible Senior Notes due 2029 (the “Notes”), in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $37.5 million aggregate principal amount of the Notes on the same terms and conditions, which option was exercised in full by the Initial Purchasers on May 10, 2024.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

Indenture

On May 14, 2024, the Company entered into an Indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and Computershare Trust Company, National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 2.125% per year, payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2024. The Notes mature on May 15, 2029, unless earlier repurchased by the Company, redeemed or converted pursuant to their terms. The net proceeds from the offering, including net proceeds from the exercise in full by the Initial Purchasers of their option to purchase an additional $37.5 million in aggregate principal amount of the Notes, are approximately $278.4 million, after deducting fees and estimated offering expenses payable by the Company.

The initial conversion rate of the Notes is 25.2752 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $39.56 per share). The conversion rate of the Notes is subject to adjustment upon the occurrence of certain specified events. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding November 15, 2028, the Notes are convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2024 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the conversion price on each applicable trading day; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) upon the occurrence of specified corporate events; or (4) upon a Company redemption. On or after November 15, 2028, until the close of business on the second scheduled trading day immediately preceding May 15, 2029, holders of the Notes may convert all or a portion of their Notes, at any time. Upon conversion, the Notes will be settled by paying or delivering, as applicable, cash or a combination of cash and shares of Common Stock, based on the applicable conversion rate.

No sinking fund is provided for the Notes. On or after May 17, 2027 and on or before the 50th scheduled trading day immediately before the maturity date, the Company may redeem for cash all or part of the Notes if (i) the Notes are “freely tradable” and any accrued and unpaid additional interest has been paid as of the date the Company sends the related notice of the redemption and (ii) the last reported sales price of Common Stock exceeds 130% of the conversion price then in effect for (1) each of at least 20 trading days (whether or not consecutive) during any 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related notice of the redemption; and (2) the trading day immediately before the date the Company sends such notice. The redemption price of each Note to be redeemed will be the principal amount of such Note, plus accrued and unpaid interest, if any. In addition, calling any Notes for redemption will constitute a make-whole fundamental change with respect to those Notes, in which case the conversion rate applicable to those Notes, if converted in connection with the redemption, will be increased in certain circumstances. Upon the occurrence of a fundamental change (as defined in the Indenture), subject to a limited exception for certain cash mergers, holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased plus any accrued and unpaid interest.

The Notes are the Company’s general unsecured obligations that rank senior in right of payment to all of its indebtedness that is expressly subordinated in right of payment to the Notes. The Notes are also effectively junior in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to any debt or other liabilities (including trade payables) of the Company’s subsidiaries.

The Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults with respect to certain other indebtedness; failure to pay certain final judgments; and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs and is continuing under the Indenture, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount plus accrued and unpaid interest on the Notes to be immediately due and payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture relating to the issuance of the Notes, the Form of 2.125% Convertible Senior Note due 2029, which are filed as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Capped Call Transactions

On May 9, 2024, in connection with the pricing of the Notes, and on May 10, 2024, in connection with the exercise in full by the Initial Purchasers of their option to purchase additional Notes, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with certain of the Initial Purchasers of the Notes and/or their respective affiliates and/or other financial institutions (the “Option Counterparties”). The Capped Call Transactions are expected to cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of the Company’s Common Stock underlying the Notes.

The Capped Call Transactions are expected generally to reduce the potential dilution to the Company’s Common Stock upon any conversion of the Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, upon any conversion of the Notes, with such reduction and/or offset subject to a cap. The cap price of the Capped Call Transactions will initially be approximately $53.75 per share, representing a premium of approximately 80% over the closing price of $29.86 per share of the Company’s Common Stock on May 9, 2024, and is subject to certain adjustments under the terms of the Capped Call Transactions.

In connection with establishing their initial hedges of the Capped Call Transactions, the Option Counterparties or their respective affiliates expect to enter into various derivative transactions with respect to the Company’s Common Stock and/or purchase shares of the Company’s Common Stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the Company’s Common Stock or the Notes at that time.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties, are not part of the terms of the Notes, and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The foregoing description of the Capped Call Transactions is qualified in its entirety by reference to the form of the Capped Call Transaction Confirmation, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The Notes were issued to the Initial Purchasers in reliance upon Section 4(a)(2) of the Securities Act in transactions not involving any public offering. The Notes were resold by the Initial Purchasers to persons whom the Initial Purchasers reasonably believed to be “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Any shares of the Company’s Common Stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 9,628,260 shares of the Company’s Common Stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 33.4896 shares of Common Stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions. The Capped Call Transactions were entered into by the Company with the Option Counterparties in reliance upon Section 4(a)(2) of the Securities Act in transactions not involving any public offering.

Item 8.01. Other Events.

2029 Notes

On May 10, 2024, the Company announced the pricing of its offering of the Notes. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

2025 Note Repurchases

On May 9, 2024, the Company entered into separate privately negotiated agreements with certain holders of its outstanding 0.750% convertible senior notes due 2025 (the “2025 Notes”) to repurchase $200.0 million aggregate principal amount of 2025 Notes for approximately $191.4 million in cash. Following the consummation of these repurchases, $202.5 million in aggregate principal amount of the 2025 Notes will remain outstanding.

Share Repurchases

On May 9, 2024, concurrently with the pricing of the offering of the Notes, the Company entered into separate privately negotiated agreements with certain of the Initial Purchasers of the Notes or their respective affiliates and/or certain other financial institutions to repurchase 837,240 shares of the Company’s Common Stock for approximately $25.0 million.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of May 14, 2024, by and between the Company and Computershare Trust Company, National Association.
4.2	Form of Global 2.125% Convertible Senior Notes due 2029 (included in Exhibit 4.1).
10.1	Form of Capped Call Transaction Confirmation
99.1	Press Release dated May 10, 2024, announcing the pricing of the notes.
104	Cover Page Interactive Data File (Formatted as Inline XBRL)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira BioSciences, Inc.

Date: May 14, 2024	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer and Secretary